UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 7, 2011

Unigene Laboratories, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Master Services Agreement

On April 7, 2011 (the “Effective Date”), Unigene Laboratories, Inc. (the “Company”) entered into a Master Services Agreement (the “Services Agreement”) with Tarsa Therapeutics, Inc. (“Tarsa”).  Pursuant to the Services Agreement and as set forth in a related work order, the Company will conduct stability testing on registration batches of Tarsa’s oral recombinant salmon calcitonin tablet and Tarsa will pay the Company approximately $1,041,000 for such testing.  Tarsa intends to use the test results to file its New Drug Application (NDA) with the Food and Drug Administration (FDA) for oral calcitonin, which filing is targeted to occur before the end of 2011.

The Services Agreement will remain in effect until it is terminated.  Either party may terminate the agreement if the other party is in default thereunder or upon the occurrence of certain events, including certain bankruptcy or insolvency events. In addition, Tarsa may terminate the Services Agreement by providing the Company with thirty days written notice, subject to a penalty.

Tarsa developed its calcitonin tablet using the proprietary late-stage oral calcitonin program that  the Company licensed to Tarsa pursuant to that certain License Agreement, dated October 19, 2009, by and between the Company and Tarsa, which was filed by the Company as Exhibit 10.67 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The description of the Services Agreement above does not purport to be complete and is qualified in its entirety by reference to the document that will be filed by the Company in the future in accordance with the Securities Exchange Act of 1934, as amended.

Convertible Note and Warrant Purchase Agreement

On April 8, 2011 (the “Closing Date”), the Company entered into an agreement (the “Note Agreement”) with Tarsa, the three venture capital funds that formed Tarsa (collectively, the “Founding Investors”) and certain Tarsa executives, to purchase convertible promissory notes and warrants from Tarsa.  Pursuant to the Note Agreement, on the Closing Date, the Company purchased from Tarsa (i) a convertible promissory note (the “Note”) in the original principal amount of $1,517,999.95 and (ii) a warrant (the “Warrant”) to purchase up to an aggregate of 157,349 shares of Tarsa’s Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”).  The Note accrues interest at a rate equal to 8% per annum and matures on March 31, 2012 (the “Maturity Date”), subject to earlier conversion or acceleration. The Warrant is exercisable immediately and for a period of eight years at an exercise price of $1.00 per share, which is subject to adjustment as set forth in the Warrant.  In addition, the Company currently owns 9,215,000 shares of Tarsa common stock (“Tarsa Common Stock”), which after the April 8, 2011 investment, represents a 20% ownership interest on a fully diluted basis.

Principal and accrued interest on all of the notes (including the Company’s Note) issued under the Note Agreement are optionally convertible upon the election of at least two of the three Founding Investors (the “Required Holders”) on or prior to the Maturity Date: (a) into shares of Series A Preferred Stock at the then current conversion price set forth in Tarsa’s certificate of incorporation, as amended from time to time (the “Applicable Conversion Price”), which conversion price is currently $1.00 per share, or (b) into the same equity securities issued in connection with a “Qualified Equity Sale” by Tarsa, which is defined as an equity financing from new investors that results in a minimum of $7 million in gross proceeds to Tarsa (a “Financing”), at a conversion price equal to 100% of the price per share paid by the new investors in the Financing.

The Required Holders may elect to purchase additional Notes and Warrants from Tarsa in one or more closings to occur between the Closing Date and December 2011 (the “Subsequent Closings”).  If the Company does not purchase its pro rata portion of such additional securities in those Subsequent Closings, the outstanding principal and accrued interest under the Note will mandatorily, automatically convert into shares of Tarsa Common Stock at the Applicable Conversion Price.  Subject to the prior approval of the Company’s Board of Directors and the consent of Victory Park Management, LLC, as administrative and collateral agent pursuant to the Company’s Amended and Restated Financing Agreement, dated March 16, 2010, the Company will have the right to purchase additional Notes with an aggregate original principal amount of $1,951,714 and additional Warrants to purchase up to an aggregate of 202,306 shares of Series A Preferred Stock in those Subsequent Closings on the dates the Required Holders may elect for those closings to occur, if any.

The description of the Note Agreement above does not purport to be complete and is qualified in its entirety by reference to the document that will be filed by the Company in the future in accordance with the Securities Exchange Act of 1934, as amended.  A copy of the press release issued by the Company announcing the Amended License Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Document Description
99.1	Press Release, dated April 13, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ Gregory T. Mayes
Gregory T. Mayes, Vice President
Corporate Development and General
Counsel
Date: April 13, 2011

Exhibit Index

Exhibit No.	Document Description
99.1	Press Release, dated April 13, 2011